UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 3, 2019

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113-1127

(Address and zip code of principal executive offices)

(651) 683-2807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2019, Calyxt, Inc. (the “Company”) announced the appointment of William Koschak as Chief Financial Officer of the Company, effective as of January 7, 2019. As Chief Financial Officer, Mr. Koschak serves as the Company’s principal financial officer and principal accounting officer.

Mr. Koschak, 49, previously served as the Vice President, Finance of the Brain Therapies division of Medtronic plc, a global medical technology company, from June 2017 through January 2019. During this time, Mr. Koschak also served as interim Vice President and General Manager, Brain Modulation at Medtronic plc from May 2018 through October 2018. Prior to joining Medtronic plc, Mr. Koschak served as the Executive Vice President and Chief Financial Officer of Young America Holdings, LLC, a privately held digital services firm, beginning in December 2014. Earlier in his career, Mr. Koschak held various finance positions at General Mills, where he was employed from May 2005 until December 2014. Prior to General Mills, Mr. Koschak was an audit partner at KPMG LLP. Mr. Koschak has a Bachelor of Arts degree from Augsburg College.

In connection with his appointment as Chief Financial Officer, Mr. Koschak entered into an offer letter agreement with the Company, dated as of December 21, 2019 (the “Employment Agreement”). Pursuant to the Employment Agreement, the term of Mr. Koschak’s employment begins on January 7, 2019 and will end upon the termination of Mr. Koschak’s employment due to his death, permanent disability or resignation or a termination by the Company with or without Cause (as such term is defined in the Employment Agreement). Mr. Koschak will be entitled to receive the following compensation and benefits in connection with his service as Chief Financial Officer of the Company:

•	an annual base salary of $320,000;

•

a one-time sign-on bonus of $180,000, payable in installments, which is subject to repayment to the Company upon certain terminations of employment that occur on or prior to the one-year anniversary of Mr. Koschak’s start date;

•	a one-time sign-on equity award of 30,000 stock options, which will be granted, subject to the approval of Calyxt’s board of directors (the “Board”);

•

eligibility to receive an annual cash performance bonus with an amount equal to up to 45% of Mr. Koschak’s base salary and a multiplier on the annual target of 0.7 to 1.5x (prorated for the number of days of his employment during 2019), based on his achievement of individual and/or Company performance goals as determined by the Board;

•

a one-time equity award, to be granted, subject to Board approval, within 30 days of the effective date of Mr. Koschak’s employment, of 150,000 shares of common stock of the Company pursuant to the Company’s existing equity incentive plan; and

•

participation in the benefit plans and programs of the Company in which substantially all of the Company’s employees participate, as may be in effect from time to time, and accrual of 20 days of vacation per year as well as a one-time grant of 5 days of vacation to be used prior to January 7, 2020.

The Employment Agreement also provides for severance benefits in the event that Mr. Koschak’s employment is terminated by the Company without Cause, in which case Mr. Koschak will be entitled to receive a pro-rata portion of his annual performance bonus.

The Employment Agreement also includes customary non-solicitation, non-compete, intellectual property and confidentiality provisions.

There are no other arrangements or understandings between Mr. Koschak and any other persons pursuant to which Mr. Koschak was named Chief Financial Officer of the Company. Mr. Koschak does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Other than with respect to the equity awards contemplated by this Current Report, Mr. Koschak does not beneficially own any shares of the Company’s common stock. Mr. Koschak does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Koschak as Chief Financial Officer of Calyxt, Eric Dutang will resign as Calyxt’s interim Chief Financial Officer effective January 7, 2019. Mr. Dutang remains the Chief Financial Officer of Cellectis S.A., which is the majority shareholder of the Company.

Item 9.01.	Financial Statements and Exhibits.

d. Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Calyxt, Inc. and Mr. William Koschak, dated December 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Calyxt, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2019

CALYXT, INC.

By:	/s/ James Blome
Name:	James Blome
Title:	Chief Executive Officer